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                    NEW ENGLAND ELECTRIC SYSTEM

                        DIRECTOR SHARE PLAN






























                                                  March 1, 1994
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                    NEW ENGLAND ELECTRIC SYSTEM
                        DIRECTOR SHARE PLAN




     1. Each non-employee Director of New England Electric System serving on May 1 of each year shall receive 200 common shares of New England Electric on such date.

     2. All shares awarded under this Plan which are subject to this Article shall not be commuted, sold, assigned, transferred, or otherwise conveyed, whether voluntarily or involuntarily, for a period of six months from the date of grant (May 1), other than the disposition of plan securities pursuant to a qualified domestic relations order as defined in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, or other than by will or the laws of descent and distribution.

     Participants hold all voting, tender offer, exchange offer, and dividend rights to Plan Shares during the period of the restriction.

     3. The Board of Directors may terminate the Plan at any time; provided, however, that no such action shall affect any right with respect to shares granted but not yet delivered hereunder.

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     4.   Any amendment to the Plan which would materially increase
the benefits accruing to participants under the Plan, materially increase the number of securities which may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan must be approved by the affirmative vote of the holders of a majority of the common shares of the Company present, or represented, and entitled to vote at a meeting duly held.

     5. Except as otherwise required by law, the Plan and all matters arising thereunder shall be governed by the laws of The
Commonwealth of Massachusetts.



Date: